Exhibit 10.5

April 18, 2018

William R. Hinshaw, Jr.

Dear William:

On behalf of Axcella Health, Inc. (the “Company”), I am delighted to offer you employment with the Company.  This offer letter (the “Offer Letter”) and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company.

1.             Starting Date, Position, and Duties.

a.             Your initial position shall be Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”).  We anticipate that your employment shall start effective on or before June 1, 2018 (the “Start Date”).  In your key position, you shall have responsibility for driving the strategic direction of the Company, as well as oversight of all operational activities of the Company.  In your role you are expected to build and lead a team to execute against objectives that you have set in conjunction with the Board.  You shall also be expected to perform such other services for the Company, as may be assigned to you from time to time by the Board or its designee.  If you are agreeable then, subject to applicable corporate and procedural requirements, you shall be elected to serve as a member of the Board, effective as of the Start Date, and shall resign from the Board upon the ending of your employment.

b.             As a member of our team, we expect you to devote your professional and working time and energies to the business and affairs of the Company.  Notwithstanding the forgoing, nothing contained herein shall prevent you from managing your personal investments on your own personal time, including the right to make passive investments in the securities of:  (i) any entity which you do not control, directly or indirectly, and which does not compete with Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly held entity.  You shall not engage in other non-Company related business activities (including board memberships) without Company’s prior written consent, provided that you may be involved in civic and charitable activities so long as such activities do not interfere with your duties for Company.

c.             As is generally true for Company employees, you shall be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time.  Either of you or the Company may choose to end the employment relationship at any time, for any reason, with or without notice.  The descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change.  Other than the terms of this Offer Letter, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2.             Compensation.

a.             Salary.  Your initial base pay shall be at a rate of $475,000 on an annualized basis, minus customary deductions for federal and state taxes and the like, in accordance with the

Company’s normal payroll practices (the “Annual Salary”).  In the event that the Company undertakes an initial public offering of shares pursuant to an effective registration statement under the Securities Act of 1933, then the Annual Salary shall be increased to $500,000.

b.             Annual Performance Bonus.  You shall be eligible to receive an annual cash bonus with a target of 50% of your Annual Salary (the “Annual Bonus”), payable upon the achievement, as determined by the Board in its sole discretion, of specific milestones to be mutually agreed in writing.  The Annual Bonus shall be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned.  You must be employed by the Company at the time that the Annual Bonus is paid in order to be eligible for and have earned the Annual Bonus.

c.             Equity.

i.              Stock Options.  The Board shall grant you a stock option (the “Stock Option”) to purchase shares of common stock of the Company equal to 4.6% of the fully diluted shares of the Company outstanding as of the Start Date, at a price per share equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board.  The Stock Option shall be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and the rules and regulations thereunder.  25% of the Stock Option shall vest on the 1st anniversary of the date of grant, and the remaining 75% of the Stock Option shall vest quarterly over the 3-year period following such anniversary, subject to your continued employment with the Company.  In all respects, this Stock Option shall be governed by the Company’s Stock Incentive Plan (the “Plan”) and applicable Stock Option Agreement (an “Option Agreement”) executed by you pursuant thereto.

d.             Relocation and Temporary Lodging.  It is a condition of your employment hereunder that you relocate your principal residence to the Cambridge, Massachusetts area prior to the Start Date.  Pursuant to such requirement:  (i) the Company shall provide you with a stipend in the amount of $160,000 to cover the costs of such relocation, with such stipend to be paid to you on the Company’s first regularly-scheduled payroll date following the Start Date, less applicable taxes and withholdings.  In the event your employment with the Company is terminated by the Company for Cause (as defined below) prior to the conclusion of the 6-month period following the Start Date, you must repay the Company for 100% of the amounts paid to you pursuant to this paragraph.  By signing below, you agree to make such repayment within 10 days following such termination and, if any amount remains unpaid, then you authorize the Company to deduct such amount from any final payments otherwise due to you, to the extent permissible under law.

e.             Benefits.  You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure.  Summaries of each of the Company’s benefit plans are available to you.  These benefits may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits does not change your status as an at-will employee.  Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.  Each calendar year you shall be eligible to accrue four (4) weeks’ vacation and holidays as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.

f.             Expense Reimbursement.  The Company shall reimburse you for all ordinary and reasonable out-of-pocket business expenses incurred in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.  You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred.  All reimbursements hereunder shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code and the rules and regulations thereunder (the “Code”) including, where applicable, the requirement that:  (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3.             Termination; Severance Benefits.

a.             Severance in Event of Termination without Cause.  Notwithstanding the at-will nature of the parties’ relationship, should the Company terminate your employment without Cause (described below) then, conditioned upon your execution and non-revocation of a separation agreement (which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company) including compliance with your obligations set forth in your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (described in Section 6 below), then:  (i) the Company shall provide you with payments equal to 12 months of your then current base salary, payable in periodic installments over 12 months, in accordance with the Company’s normal payroll practices; and (ii) (x) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law, (y) the premium subsidy described below is not illegal or discriminatory under the Code, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act, and (z) if you properly elect to receive benefits under COBRA, the Company shall provide you with 12 months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination.

b.             Severance in Event of Termination without Cause Following Change of Control.  Similarly notwithstanding the at-will nature of the parties’ relationship, should the Company terminate your employment without Cause within 12 months following the consummation of a Change of Control (described below) then, also conditioned upon your execution and non-revocation of the separation agreement described and compliance with your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, then:  (i) the Company shall provide you with payments equal to 18 months of your then current base salary, payable in periodic installments over 18 months, in accordance with the Company’s normal payroll practices; (ii) (x) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law, (y) the premium subsidy described below is not illegal or discriminatory under the Code, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act, and (z) if you properly elect to receive benefits under COBRA, the Company shall provide you with 18 months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination; and (iii) all stock options with time-based vesting held by you as of the date of termination will immediately accelerate and become fully exercisable or non-forfeitable as of date of termination.  Please note that if you are entitled to the payments and benefits described in this Section 3.b., then you will not be entitled to the payments and benefits described in Section 3.a. above.

c.             Definitions.  For purposes of this Section 3:

i.              “Cause” means any one or more of the following actions:  (a) your material breach of the terms of this Offer Letter or your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement; (b) your material dishonesty, willful misconduct, gross negligence, or reckless conduct; (c) your commission of an act of fraud, theft, misappropriation or embezzlement; (d) your commission of, or pleading nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (e) your material violation of a Company policy or willful refusal to perform your assigned duties to the Company, following written notice of such violation or refusal by the Company and a period of thirty (30) days to cure the same.

ii.            “Change of Control” means:  (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.  “Change of Control” will be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Code.

d.             Timing.  Any severance payments paid under this Section 3 shall commence within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.  Each payment pursuant to this Offer Letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

e.             Restrictions.  Should you voluntarily terminate your employment for any reason, or should your employment be terminated for Cause, then you shall not be entitled to any severance payments described herein.  Nothing in this Section 3 shall alter your status as an at-will employee.

4.             Certification.  By signing this Offer Letter, you are certifying to the Company that:  (a) your employment with the Company does not and shall not require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); (b) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, or injunction; and (d) all facts you have presented to the Company are accurate and true, including all statements made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview.  Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you shall abide by restrictive covenants to prior employers.

5.             Required 1-9 Documentation.  Your employment with the Company is conditioned on your eligibility to work in the United States.  For purposes of completing the INS 1-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment.

6.             Confidentiality and Other Obligations.  As part of your employment with the Company, you shall be exposed to, and provided with, valuable confidential and trade secret information concerning the Company and its present and prospective clients.  As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement (the “Confidentiality Agreement”).  You must sign and return the Confidentiality Agreement before beginning your employment with the Company.

7.             Section 409A and 280G of Internal Revenue Code.

a.             Notwithstanding any other provision of this Offer Letter to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Offer Letter as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death.  Any deferred compensation payments delayed in accordance with the terms of this Section 6.a. shall be paid in a lump sum after 6-months have elapsed since your termination of employment.  Any other payments shall be made according to the schedule provided for herein.

b.             If any of the benefits set forth in this Offer Letter are “deferred compensation” under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence.  To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this Offer Letter that constitute “deferred compensation” under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code.  For purposes of clarification, this Section 6.b. shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c.             It is intended that each installment of the payments and benefits provided under this Offer Letter shall be treated as a separate “payment” for purposes of Section 409A of the Code.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d.             This Offer Letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A of the Code.  Any provision inconsistent with Section 409A of the Code shall be read out of the Offer Letter.  For purposes of clarification, this Section 6.d. shall be a rule of construction and interpretation and nothing in this Section 6.d. shall cause a forfeiture of benefits on the part of you.  You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Offer Letter, including but not limited to consequences related to Section 409A of the Code.

e.             If any payment or benefit you would receive under this Offer Letter, when combined with any other payment or benefit you receive pursuant to a Change of Control (for purposes of this section, a “Payment”) would:  (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either:  (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then you shall determine which method shall be followed, provided that if you fail to make such determination within thirty (30) days after Company has sent you written notice of the need for such reduction, Company may determine the amount of such reduction in its sole discretion.

8.             General.  This Offer Letter, together with the Confidentiality Agreement and the Option Agreement and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  The terms and provisions of this Offer Letter may be modified or amended only by written agreement executed by the parties hereto, and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms or provisions.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business.  You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void.  This Offer Letter and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of Massachusetts, without giving effect to the conflict of law principles thereof.  By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company, or as permitted by law.

This offer shall remain open, unless sooner revoked by the Company, through April 20, 2018.  Please acknowledge acceptance of this employment offer by signing and dating below.  Keep one copy for your files and return one executed copy to me.

[Signature Page Follows]

Bill, we look forward to having you on the Axcella team.

Very truly yours,

Axcella Health, Inc.

	By:	/s/ David Epstein
David Epstein

Accepted and Agreed to:

/s/ William R. Hinshaw, Jr.
William R. Hinshaw, Jr.

4/27/18
Date